Exhibit 99.1

155 North Lake Avenue 91101
PO Box 7084
Pasadena, California 91109-7084
1.626.578.3500    Fax 1.626.568.7144
Press Release

FOR IMMEDIATE RELEASE                    November 18, 2013

For additional information contact:
John W. Prosser, Jr.
Executive Vice President, Finance and Administration
626.578.6803

Jacobs Reports Record Net Earnings for Fiscal 2013
Solid Performance Drives Double Digit Profit Growth
PASADENA, CALIF - Jacobs Engineering Group Inc. (NYSE:JEC) announced today its financial results for the fiscal year and fourth quarter ended September 27, 2013.
Fiscal 2013 and Fourth Quarter Fiscal 2013 Highlights:

•	Net earnings for fiscal 2013 of $423.1 million;

•	Diluted EPS for fiscal 2013 of $3.23;

•	Net earnings for the fourth quarter of fiscal 2013 of $110.8 million;

•	Diluted EPS for the fourth quarter of fiscal 2013 of $0.84; and,

•	Backlog at September 27, 2013 of $17.2 billion.
Jacobs reported net earnings of $423.1 million, or $3.23 per diluted share, on revenues of $11.8 billion for its fiscal year ended September 27, 2013. This compares to net earnings of $379 million, or $2.94 per diluted share ($375 million, or $2.91 per diluted share excluding a one-time gain), on revenues of $10.89 billion for fiscal 2012.
For the fourth quarter of fiscal 2013, Jacobs reported net earnings of $110.8 million, or $0.84 per diluted share, on revenues of $3.14 billion. This rose from net earnings of $107.4 million, or $0.83 per diluted share ($103.4 million, or $0.80 per diluted share excluding a one-time gain), on revenues of $2.79 billion for the same period in fiscal 2012.
Included in the Company's results for the fiscal year and quarter ended September 28, 2012 was a one-time, after-tax gain of $4.0 million, or $0.03 per diluted share, related to the sale of the Company's intellectual property for iron ore pelletizing and other related assets.
Jacobs also announced that backlog grew by 8.2%, totaling $17.2 billion at September 27, 2013, including a technical professional services component of $11.1 billion. This compares to total backlog and technical professional services backlog of $15.9 billion and $10.3 billion, respectively, at September 28, 2012.
Commenting on the results for the year, Jacobs President and CEO Craig L. Martin stated, “It was a record year for net earnings at Jacobs. We grew organically by ten percent and both our business and our opportunities continue to grow. We’re discovering new and innovative ways to add sustainable value to our clients’ projects around the world. Our backlog is good, and we’re positive about FY2014.”
Adding to the discussion on the Company's earnings outlook for fiscal 2014, Jacobs Chief Financial Officer John W. Prosser, Jr. stated, “While we expect some weakness in our first quarter, our initial

Exhibit 99.1

guidance for fiscal 2014 earnings per share is a range of $3.35 to $3.90. The guidance includes the anticipated contribution from the SKM transaction which is projected to close in December 2013”.

Jacobs is hosting a conference call at 11:00 a.m. Eastern Time on Tuesday, November 19, 2013, which they are webcasting live on the Internet at www.jacobs.com.
Jacobs is one of the world's largest and most diverse providers of technical, professional, and construction services.
Statements made in this release that are not based on historical fact are forward-looking statements. We base these forward-looking statements on management’s current expectations as well as currently available competitive, financial and economic data. Forward-looking statements, however, are inherently uncertain and you should not place undue reliance on them. There are a variety of factors that could cause business conditions and actual results to differ materially from these forward-looking statements. For a description of some of the factors that may occur that could cause actual conditions and results to differ from these forward-looking statements please refer to our 2012 Form 10-K, and in particular the discussions contained under Items 1 - Business, 1A - Risk Factors, 3 - Legal Proceedings, and 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations. The statements regarding the transaction with Sinclair Knight Merz are also forward-looking statements and there is no certainty that the transaction will close or that the expected results will occur. We do not undertake to update any forward-looking statements made herein.

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Exhibit 99.1

Financial Highlights:
Results of Operations (in thousands, except per-share data):

	Three Months Ended		Year Ended
	September 27, 2013	September 28, 2012	September 27, 2013	September 28, 2012
Revenues	$3,142,656	$2,786,285	$11,818,376	$10,893,778
Costs and Expenses:
Direct costs of contracts	(2,667,965)	(2,339,623)	(9,976,057)	(9,166,789)
Selling, general, and administrative expenses	(299,543)	(279,045)	(1,173,340)	(1,130,916)
Operating Profit	175,148	167,617	668,979	596,073
Other Income (Expense):
Interest income	1,874	766	5,395	6,049
Interest expense	(3,391)	(2,538)	(12,906)	(11,686)
Gain on sale of intellectual property, net	—	6,292	—	6,292
Miscellaneous income (expense), net	1,275	(2,041)	80	(3,392)
Total other income (expense), net	(242)	2,479	(7,431)	(2,737)
Earnings Before Taxes	174,906	170,096	661,548	593,336
Income Tax Expense	(58,425)	(59,014)	(221,366)	(202,382)
Net Earnings of the Group	116,481	111,082	440,182	390,954
Net Earnings Attributable to Noncontrolling Interests	(5,670)	(3,671)	(17,089)	(12,000)
Net Earnings Attributable to Jacobs	$110,811	$107,411	$423,093	$378,954
Earnings Per Share (“EPS”):
Basic	$0.85	$0.84	$3.27	$2.97
Diluted	$0.84	$0.83	$3.23	$2.94

Weighted Average Shares Used to Calculate EPS:
Basic	129,896	128,338	129,288	127,644
Diluted	132,013	129,252	130,945	128,692

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Exhibit 99.1

Other Operational Information (in thousands):

	Three Months Ended		Year Ended
	September 27, 2013	September 28, 2012	September 27, 2013	September 28, 2012
Revenues by Major Component:
Technical professional services	$1,657,577	$1,632,514	$6,683,611	$6,465,450
Field services	1,485,079	1,153,771	5,134,765	4,428,328
Total	$3,142,656	$2,786,285	$11,818,376	$10,893,778

Depreciation (pre-tax)	$20,061	$15,867	$69,889	$58,890
Amortization of Intangibles (pre-tax)	$6,658	$9,776	$28,985	$41,934
Pass-Through Costs Included in Revenues	$830,090	$629,213	$2,624,838	$2,328,401

Capital Expenditures	$35,750	$32,269	$127,270	$102,574

Selected Balance Sheet and Backlog Information (in thousands):

	September 27, 2013	September 28, 2012
Balance Sheet Information:
Cash and cash equivalents	$1,256,405	$1,032,457
Working capital	2,151,939	1,865,025
Total debt	437,868	528,260
Total Jacobs stockholders' equity	4,213,097	3,722,473

Backlog Information:
Technical professional services	$11,118,400	$10,266,500
Field services	6,099,500	5,643,200
Total	$17,217,900	$15,909,700

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